EXHIBIT 99.1

Kisses From Italy Signs Exclusive Agreement with Fransmart, a Global Leader in Franchise Development

Industry Giant, Fransmart, Now Becomes Kisses From Italy's Exclusive Global Franchise Developer and Representative

MIAMI, FL / ACCESSWIRE / April 22, 2021 / Kisses from Italy Inc. (OTCQB:KITL), a publicly listed U.S.-based company, restaurant chain operator, franchisor, and product distributor (the "Company"), is pleased to announce that it has entered into an exclusive global agreement with Fransmart, an industry leader in the global franchise development market.

Fransmart has a solid reputation as a global leader in franchise development and franchising opportunities, with a track record of turning emerging restaurant concepts into national and global brands. They have sold over 5,000 franchises worldwide and launched franchising for "Five Guys Burgers & Fries", "Qdoba Mexican Grill", "The Halal Guys", and have enabled many other new, emerging brands to grow rapidly into dominant chains.

On February 18, 2021, an article published by Forbes titled "11 Fast Casual Restaurant Chains That Should Be On Your Radar in 2021", an astounding 10 out of 11 brands mentioned on the list by Forbes are part of Fransmart's product stable. Also in February of 2021, Dan Rowe, Fransmart's renowned founder and CEO was recognized as ‘One of the Most Influential Solutions Provider and Operators in the Country' by Nation's Restaurant News.

Claudio Ferri, co-CEO, CIO and co-founder of Kisses from Italy commented, "Getting to know Fransmart and putting this agreement together with Dan Rowe, Fransmart's founder and CEO and his team has been an absolute pleasure and an incredible privilege for us. We are excited to begin working with Dan and his team of experts. Without a doubt, this opportunity to potentially join the notable brands represented by Fransmart is a huge one for our Company and one that we intend to fully capitalize on, for the benefit of our shareholders. Being given this amazing opportunity to keep learning, progressing and evolving is what really has all of us thrilled here at Kisses From Italy. We believe this is a transformational transaction and a significant milestone for our Company to build toward the future. The consulting agreement we have signed is not only intended to grow our brand but to also welcome Dan Rowe and Fransmart as a critical business partner."

Dan Rowe, founder and CEO of Fransmart stated, "Given the time we took to get to know the team at Kisses From Italy in the last few months, I believe Kisses From Italy has created a platform to launch authentic Italian brands and products, and build the proprietary supply lines for our franchisees and consumer packaged goods, etc. In reviewing the company's structure our team believes this can be potentially accomplished by rolling 4 to 5 different Italian concepts within Kisses From Italy and leveraging the supply lines across each chain. It is not too dissimilar to what is currently being done in the market by larger players in the same segment, except this would definitely have an "Italian" twist to it."

Michele Di Turi, President, co-CEO and co-founder of Kisses from Italy stated, "Having been able to reach a few important milestones in the last few years has been personally and professionally rewarding to us, but we believe that being given the opportunity to work with Fransmart in continuing to develop Kisses From Italy, will definitely be one of the historical milestones in the Kisses From Italy storybook. In addition to the signing of this agreement, we are pleased to report that our stores have remained viable during the pandemic and that the cost-cutting measures we instituted as a result of Covid-19 have enabled us to survive an extremely difficult period in our history. We are now seeing a significant increase in foot traffic at all of our domestic stores.

Di Turi added, "our retail branded products initiative is starting to take flight as we are now in 26 stores in less than 6 months since we launched our products. We are also excited about the imminent opening of our first Franchise in the State of California, which is in the city of Chino and we are making some significant progress in establishing the first Kisses From Italy store location in Canada with our Canadian Master Franchisee, Demasar Management.

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About Fransmart

Fransmart is a global leader in franchise development, selling over 5,000 franchises worldwide and turning emerging restaurant concepts into national and global brands for 20 years. Company founder Dan Rowe identified and grew brands like Five Guys Burgers & Fries, QDOBA Mexican Grill, and The Halal Guys from 1-5 unit businesses to the powerhouse chains they are today. Fransmart's current and past franchise development portfolio brands have opened thousands of restaurants globally. Fransmart and their partner brands are committed to franchise development growth. For more information, visit www.fransmart.com.

About Kisses from Italy Inc.

Kisses from Italy Inc. is a U.S.-based restaurant chain operator, franchisor and product distributor with locations in North America and Europe. The Company offers a quick-service menu and a unique take on traditional Italian delicacies with an All-American flair. Kisses from Italy offerings include sandwiches, salads, Italian roasted coffee, coffee-related beverage and an array of other products. The Company currently operates four corporate-owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently opened its inaugural European location in Ceglie del Campo, Bari, Italy in October of 2019. In September of 2019, Kisses from Italy Inc. was given the approval by FINRA to trade its common stock and was approved for up-listing by the OTC Markets Group to the OTCQB in mid-October 2019 under the ticker symbol KITL. In November of 2020, Kisses From Italy launched its retail branded products for distribution stores across North America.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These risks and uncertainties are further defined in filings and reports by the Company with the Securities and Exchange Commission ("SEC"). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings which are available at www.sec.gov as well as the Company's website at www.kissesfromitaly.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please visit www.kissesfromitaly.com

Contact Information:
Kisses from Italy Inc.
305-423-7129
info@kissesfromitaly.com

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